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                                   EXHIBIT 10.52

                                AMENDED AND RESTATED
                                EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is executed this 28th day of August, 1998 ("Execution Date") and is deemed effective as of October 1, 1994 ("Effective Date") between SierraWest Bank, a California banking corporation ("SierraWest"), and William T. Fike ("Fike").

       1. SierraWest or its predecessors has employed Fike pursuant to a written employment agreement effective October 1, 1994, which agreement has been amended by the parties from time to time.

       2. SierraWest desires to continue to employ Fike as President and Chief Executive Officer of SierraWest, and Fike desires to be so employed by SierraWest and the Parties wish to make additional amendments to the agreement.

       3. This Agreement sets forth the restated and amended terms and conditions of Fike's continued employment as President and Chief Executive Officer of SierraWest, and replaces and supercedes all prior agreements relating to the subject matter hereof.

NOW, THEREFORE, the parties hereto agree as follows:

                                ARTICLE 1
                               EMPLOYMENT

1.

1.1 POSITION. Fike will continue to be employed as President and Chief Executive Officer ("CEO") of SierraWest from the date of this Agreement until his employment is terminated pursuant to its terms. As President and CEO, Fike shall: (a) report to the Board of Directors of SierraWest ("Board"); (b) assist the Board in developing and implementing SierraWest's ongoing business strategy and objectives; (c) exercise overall executive responsibility for the management and operation of SierraWest; and (d) exercise such other duties, powers and responsibilities not inconsistent with his role as President and CEO as the Board in its judgment may assign to him from time to time. In addition, Fike agrees to serve without additional compensation as a member of the Board of SierraWest and/or of any of its subsidiaries and/or to hold additional offices with SierraWest or any subsidiary, not inconsistent with his position as President and CEO, if requested by the Board of SierraWest in the reasonable exercise of its business judgment.

1.2 NON-COMPETITION DURING EMPLOYMENT. Fike shall devote substantially all of his business time, skill, attention and best efforts to SierraWest's business and shall discharge and

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fulfill his responsibilities in a fully professional manner. Fike shall not render services to any other person or entity without the prior written consent of SierraWest, nor engage in any activity which conflicts or interferes with the full performance of his duties and responsibilities for SierraWest. The above notwithstanding, nothing in this Agreement is intended to preclude Fike from engaging reasonably in charitable or community activities so long as such activities do not interfere materially with the full performance of his duties and responsibilities under this Agreement.

1.3 TERM OF EMPLOYMENT. Fike's employment pursuant to this Agreement shall continue until December 31, 2000, unless (i) sooner terminated in accordance with Article 3 below or (ii) extended by written agreement of the parties hereto.

                                  ARTICLE 2
                                COMPENSATION

2.

2.1 SALARY. In consideration of services rendered, Fike will be paid a base salary at the rate of no less than $262,500 on an annualized basis, earned and payable semi-monthly or otherwise as consistent with the regular payroll periods and practices of SierraWest, less any deductions required by law or authorized by Fike. Fike will be considered for periodic increases in base salary pursuant to SierraWest's normal policies and procedures for executive salary increases, which currently provide for annual reviews of executive salaries. Any increases shall be made in the sole business judgment of the Board in light of Fike's performance, internal and external business conditions, and other factors considered appropriate by the Board. Fike's salary will not be reduced at any time below its then current level, including any periodic increases which Fike may have been granted, without both SierraWest's and Fike's consent.

2.2 INCENTIVE COMPENSATION. Fike is eligible to participate in SierraWest's annual incentive compensation program as currently established and modified from time to time. Eligibility does not guarantee the grant of any award, and actual bonus(es) (if any) payable to Fike will be determined by the terms of the Plan or its successor. SierraWest reserves the right to modify, amend or discontinue its annual incentive plan at any time.

2.3 BENEFITS. During the term of his employment under this Agreement, Fike shall receive the following benefits:

       (a) Fike shall be eligible to participate or continue to participate in all employee benefit plans maintained or hereinafter instituted by SierraWest, including (without limitation) any disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determinations of any committee administering such plan or program.

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       (b)    Fike will continue to participate in the Salary Continuation Plan under its existing terms and conditions, which currently provides for an annual benefit of $50,000.00 per year for 20 years following retirement at age 65 or earlier death. The amount and the extent of benefits to which Fike is entitled will be governed by the terms of the Salary Continuation Plan, as may be amended from time to time.

       (c) SierraWest will provide Fike, for his sole use, with an automobile of a type and style consistent with his position as President and CEO and his legitimate business needs. Alternatively, SierraWest may elect in its sole discretion to provide Fike with a car allowance which will enable Fike to own or lease and operate an equivalent vehicle in accordance with SierraWest's policies, as may be amended from time to time. The purchase of an automobile for Fike shall be subject to the approval of the Compensation Committee of the Board.

       (d) Fike is eligible to participate in SierraWest's long-term incentive plan as may be developed and as modified from time to time. In addition, the Board may grant awards of SierraWest stock options to Fike pursuant to its Stock Option Plan or otherwise. As of the Execution Date, Fike has been awarded options to purchase 99,487 shares of stock, of which he has exercised 25,987 options. Any awards of stock options or other long-term incentives are granted at the sole discretion of the Board and subject to the terms of the Plan. SierraWest reserves the right to modify, amend or discontinue its long-term incentive plan(s) at any time.

Upon termination of Fike's employment for any reason, Fike shall retain all rights to benefits vested as of the termination date under such plans and in accordance with their terms. All further rights to participate in or earn benefits under such plans shall cease as of the termination date.

2.4 EXPENSES. Fike shall be reimbursed for reasonable travel and business expenses incurred in the performance of his duties hereunder, subject to approval of the Chairman of the Board.

2.5 MEMBERSHIPS AND OTHER MAJOR PURCHASES. SierraWest shall purchase and hold in Executive's name for his use during the term of this Agreement, a full membership in Montreux Country Club located in the State of Nevada. It is agreed and understood that Executive has provided, and will continue to provide, all requested particulars to the Board Compensation Committee, regarding this membership and any other membership or other major purchases which the Board may consider purchasing for the benefit of Executive. The Board will consider and approve or disapprove such requests in the reasonable exercise of its business judgment.

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2.5.1  Executive specifically agrees that in the event his employment is terminated for any reason pursuant to which he is not entitled, under the provisions of this Agreement, to retain ownership of the Montreux Country Club membership, or any other membership which may have been purchased in his name, he will promptly take all action necessary to transfer ownership of the membership to SierraWest.

2.5.2 SierraWest specifically agrees that in the event Fike's employment is terminated for any reason pursuant to which is he entitled, under the provisions of this Agreement, to retain ownership of the Montreux Country club membership, or any other membership which may have been purchased in his name, and further in the event that there exist any unpaid membership dues regarding the ownership of the club membership, SierraWest will pay promptly those fees.

                                 ARTICLE 3
                         TERMINATION OF EMPLOYMENT

3.

3.1 TERMINATION FOR CAUSE. SierraWest may terminate Fike's employment for cause without any breach of this Agreement at any time effective immediately upon giving written notice. For purposes of this Agreement, Cause is defined as any of the following:

       (a) Fike's conviction of (i) a felony, or (ii) misdemeanor involving moral turpitude or financial misconduct;

       (b) Fike engaging in fraudulent or unethical business practices forbidden by law or contrary to SierraWest's internally distributed policies, including but not limited to financial reporting and confidentiality requirements;

       (c) Fike misappropriating assets of SierraWest or any of its affiliates;

       (d) Fike engaging in any of the following conduct (after thirty days' written notice from SierraWest that he is subject to immediate termination if such conduct continues or reoccurs): (i) continued failure to perform his duties; (ii) repeated insobriety or drug use; (iii) continued or repeated absence for reasons other than disability or sickness; or (iv) failure to cure a material breach of this Agreement not otherwise described in this Section 3.1.

A determination that cause as defined in subsections (b) through (d) has occurred shall be made by a vote of a majority of the Board. Upon a Termination for Cause, SierraWest shall pay Fike only: (i) his base salary through the date of termination at the rate in effect at that time; (ii) vacation and personal days accrued but unpaid through the date of termination; and (iii) reimbursement for any approved unreimbursed expenses incurred pursuant to Section 2.4 hereof. SierraWest shall have no further obligation or liability to Fike, except with respect to

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benefits already vested pursuant to the terms of the respective benefits plans.

3.2 TERMINATION ON DEATH. Fike's employment pursuant to this Agreement shall terminate immediately upon his death. In such event, SierraWest shall pay to Fike's surviving spouse or his estate, as appropriate: (i) his salary through the date of termination at the rate in effect at that time; (ii) accrued but unpaid vacation and personal days through the date of termination; (iii) an amount equal to any bonus he would have been awarded, paid on a prorate basis, after the end of SierraWest's year and in conjunction with other executive bonus payments; and (iv) reimbursement for approved unreimbursed expenses incurred pursuant to Section 2.4 herein. SierraWest shall have no further obligation or liability to Fike, except with respect to benefits already vested pursuant to the terms of the respective benefits plans.

3.3 TERMINATION FOR COMPLETE DISABILITY. SierraWest, at its option and upon written notice to Fike, may terminate Fike's employment without any breach of this Agreement upon Fike's complete disability. For purposes of this Agreement, Complete Disability is defined as being unable to perform or substantially impaired in the performance of duties hereunder by reason of illness or other physical or mental incapacity for more than one-half of the business days in any six (6) month period. Termination for Complete Disability shall be effective upon the giving of written notice. In such event, SierraWest shall pay to Fike:
(i) his salary through the date of termination at the rate in effect at that time; (ii) accrued but unpaid vacation and personal days through the date of termination; (iii) an amount equal to any bonus he would have been awarded, paid on a prorate basis, after the end of SierraWest's year and in conjunction with other executive bonus payments; and (iv) reimbursement for approved unreimbursed expenses incurred pursuant to Section 2.4 herein. SierraWest shall have no further obligation or liability to Fike, except with respect to benefits already vested pursuant to the terms of the respective benefits plans.

3.4 TERMINATION WITHOUT CAUSE OR UPON REORGANIZATION OR AT THE EXPIRATION OF THE TERM. SierraWest may terminate Fike's employment without any breach of this Agreement at any time and upon written notice Without Cause, which for purposes of this Agreement means for any reasons other than for Cause, upon Death or for Complete Disability. SierraWest may also terminate Fike's employment without any breach of this Agreement upon a Change of Control as defined herein. In the event of Termination Without Cause or Termination upon a Change of Control, or in the event that this Agreement expires at the end of its term and the parties fail to extend, renew or replace it with another employment agreement ("Termination at the Expiration of the Term), SierraWest shall pay to Fike the following, in liquidation of all its obligations under this Agreement: (i) his salary through the date of termination at the rate in effect at that time; (ii) his accrued but unpaid vacation and personal days through the date of termination; (iii) an amount equal to any bonus he would have been awarded, paid on a prorata basis, after the end of SierraWest's year and in conjunction with other executive bonus payments; (iv) reimbursement for approved unreimbursed expenses incurred pursuant to Section 2.4 herein; (v) transfer to or retention of (as applicable) his ownership, without penalty, of the automobile and club membership provided pursuant to PARA 2.3(c) and PARA 2.5 respectively of this Agreement; (vi) an amount in the nature of severance pay equal to 18 months' base salary, payable in a lump sum as soon after the date of termination as is

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practicable; and (vii) direct payment of premiums necessary for Fike to continue his existing medical coverage for 18 months under SierraWest's group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA") so that any expense to Fike to continue such coverage is comparable to the expense which employees comparable to Fike and still employed by SierraWest are charged for comparable benefits. SierraWest shall have no further obligation or liability to Fike, except with respect to benefits already vested pursuant to the terms of the respective benefit plans.

       For the purposes hereof, "Change of Control" is defined as any one of the following, provided however that Change of Control shall be without the monetary assistance of the FDIC: (i) an acquisition (other than directly from SierraWest) by an individual, entity or group (excluding SierraWest or one of its employee benefit plans or an entity controlled by SierraWest's shareholders) of 20% or more of SierraWest's common stock or voting securities; (ii) a change in a majority of the current Board of Directors (excluding any persons approved by a vote of at least a majority of the Board other than in connection with an actual or threatened proxy contest); (iii) liquidation or dissolution of SierraWest or a merger, consolidation or sale of all or substantially of the SierraWest's assets ("Business Combination") other than one in which all or substantially all of SierraWest's shareholders receive 50% or more of the stock of the company resulting from the Business Combination, at least a majority of the board of directors of the resulting corporation were members of the incumbent board, and after which no person owns 20% or more of the stock of the resulting corporation who did not own such stock immediately before the Business Combination.

3.5 VOLUNTARY TERMINATION. Fike may terminate employment at any time for personal reasons by giving SierraWest 90 days' advance written notice of such termination. In this event, SierraWest will pay the salary, accrued vacation and personal days to which Fike is entitled through the end of the notice period or any other period Fike continues to provide service as mutually agreed, and SierraWest's obligations under this Agreement will then cease. Fike agrees to cooperate fully with SierraWest and the Board during the notice period or other period as agreed in order to effectuate as smooth a transition as possible. Fike will not be entitled to any annual or long-term incentive award for the year in which he voluntarily terminates his employment. SierraWest shall have no further obligation or liability to Fike, except with respect to benefits already vested pursuant to the terms of the respective benefits plans.

3.6 TERMINATION FOR GOOD REASON. Fike may also terminate his employment for "Good Reason". For purposes of this Agreement, Good Reason shall mean any one of the following: (i) any assignment to Fike of duties other than those contemplated by this Agreement or in accordance with those typically assumed by a President and Chief Executive Officer or which represent a material reduction in the scope and authority of Fike's position; (ii) a SierraWest required relocation of Fike's principal place of work which requires an increase in Fike's normal commute of more than 35 miles; (iii) any reduction in salary below his then current salary level which is not agreed to by Fike; or (iv) within the period up to 365 days following a Change of Control, Fike concludes in good faith and so notifies SierraWest or its successor on sixty (60) days' written notice that, because of changes following the Change of Control,

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he can no longer properly or effectively discharge his duties and responsibilities, whether as President and CEO or otherwise as assigned and mutually agreed at that time. If Fike terminates his employment for Good Reason, he shall be entitled to those benefits he would have received in the event of Termination Upon Change of Control.

3.7 TERMINATION OBLIGATIONS. Fike acknowledges and agrees that all personal property and equipment furnished to or prepared by Fike in the course of or incident to his employment belong to the SierraWest and shall be promptly returned to SierraWest upon termination of employment.

3.8 NON-COMPETITION FOLLOWING TERMINATION. Following termination of employment for any reason other than in connection with a Change of Control, and while receiving any termination payments from SierraWest or its successor, Fike shall not provide service or assistance to or otherwise become associated with, either an employee, director, owner, consultant or other affiliate, any business within 125 miles of any SierraWest facility or subsidiary whose principal business activities compete with the principal business activities of SierraWest or any subsidiary. The requirement regarding non-competition shall be eliminated in the event that Fike's employment is terminated either by SierraWest, or any successor, in connection with a Change of Control or by Fike's resignation for Good Reason in connection with a Change of Control. In addition, for a period of two years from the date of termination Fike shall not, directly or indirectly, solicit, entice or encourage any then-current employees of SierraWest to terminate their employment with SierraWest or its Affiliates and accept employment with any company, partnership, corporation or other organization of which Fike is a partner, employee, stock holder, director, officer, consultant or otherwise is affiliated.

3.9 PROPRIETARY INFORMATION. During the Period of Employment and for two years following any termination of employment, Fike shall not, without written consent of SierraWest, disclose to any person, other than an employee of SierraWest or its Affiliates, or use for his own benefit, any material confidential or proprietary information or any trade secrets obtained while an employee of SierraWest. For purposes of this agreement, confidential or proprietary information means all business information of whatever nature regarding SierraWest, its subsidiaries and affiliated companies, or about any of its products, potential products, lending or distribution processes which is not generally known to the public at large. Trade secrets means information which derives independent economic value from not being generally known to the public or to others who can derive economic value from its disclosure or use and is the subject of reasonable efforts to maintain its secrecy. This information specifically includes but is not limited to technological information, customer lists, types and prices of product, future plans, sales methods, and salary and other personnel information.

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                                   ARTICLE 4

                                 MISCELLANEOUS

4.

4.1 INDEMNIFICATION. SierraWest shall indemnify and hold harmless Fike to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him, in connection with the defense of, or as a result of any action or proceeding in which he is made or is threatened to be made a party by reason of the fact that he is or was an officer of the Company, regardless of whether such action or proceeding is one brought by or in the right of SierraWest. Fike agrees to reimburse SierraWest for all sums paid pursuant to this provision in the event it is ultimately determined by a court of competent jurisdiction that payment of any specific sum was inappropriate under this provision. SierraWest represents and warrants that these undertakings are not in conflict with its articles or bylaws or with any validly existing agreement or other proper corporate action.

4.2 ASSIGNMENT. This Agreement may not be assigned by either party hereto without the prior written consent of the other. This Agreement is personal to Fike and, except as expressly set forth herein, the rights of Fike hereunder shall not inure to any successor, assignee, beneficiary or legal representative of Fike.

4.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

4.4 NOTICES. All notices hereunder shall be in writing and shall be deemed given upon personal delivery or upon certified mailing, return receipt requested, to the addresses set forth below:

       If to SierraWest:

              SierraWest Bank
              P.O. Box 61000
              Truckee, CA 96160
              Attention: Chairman of the Board

       If to Fike:

              William T. Fike
              SierraWest Bank
              P.O. Box 61000
              Truckee, CA 96160

Either party may change its notice address by written notice to the other in accordance herewith.

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4.5    AMENDMENT:  ENTIRE AGREEMENT.  This Agreement may be amended only by a writing signed by both parties. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, and expressly terminates and supersedes any and all prior oral and written understandings and agreements with regard to such subject matter.

4.6 ATTORNEY'S FEES. If any action is brought hereunder, the prevailing party shall be entitled to recover all costs of such action, including, without limitation, reasonable attorneys' fees, to be fixed by the court or arbitrator in such action.

4.7 ARBITRATION. SierraWest and Fike understand and agree that in the event that any dispute arises between the parties as to interpretation, validity, or enforcement of any part of this Agreement, any and all such disputes shall be resolved exclusively through final and binding arbitration in Sacramento, California, in accordance with the Commercial Arbitration Rules, then existing, of the American Arbitration Association ("Association"). Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided however that SierraWest shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the confidentiality or non-compete provisions of this Agreement and Fike hereby consents that such restraining order or injunction may be granted without the necessity of SierraWest posting any bond.

4.8 SEVERABILITY AND ENFORCEMENT. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of the Agreement shall remain in full force and effect.

4.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of October 1, 1994.

                             SIERRAWEST BANK, a California banking corporation

                             By:   /s/  Jerrold T. Henley          Date:  9/4/98
                                   --------------------------            -------
                                        Jerrold T. Henley
                                        Chairman of the Board


                                   /s/  William T. Fike            Date: 8/28/98
                                   --------------------------            -------
                                        William T. Fike


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